USA Mobility, Inc. Investor Conference Call

May 5, 2011

10:00 a.m. Eastern Time
Operating Results for the 1st Quarter Ended March 31, 2011

Operator: Good morning and welcome to USA Mobility’s First Quarter Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and Chief Executive Officer, Shawn Endsley, Chief Financial Officer, Chris Heim, President of the Company’s software subsidiary, Amcom Software, and Dan Mayleben, Chief Operating Officer of Amcom. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our first quarter investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our 2010 Form 10-K, our first quarter Form 10-Q, and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

We are pleased to speak with you today regarding our first quarter operating results and what we believe was another quarter of outstanding achievement and progress for USA Mobility. On a consolidated basis, with three months of wireless and less than one month of software, we are delighted to report exceptionally strong performances in both of our major lines of business. On the wireless side, we again ended the quarter ahead of our key operating goals for subscribers in service, total revenue, average revenue per unit (or ARPU), operating expenses, and operating cash flow. At the same time, our newly acquired software business got off to an excellent start posting solid revenue, cash flow and substantial bookings. In addition, we were able to maintain strong consolidated cash flow margins, operate profitably within a low-cost operating structure, and once again return capital to our stockholders in the form of dividend distributions.

Clearly, the highlight of the quarter was our acquisition of Amcom Software on March 3rd. This combination places USA Mobility at the forefront of mission-critical communications and establishes a solid foundation for revenue and cash flow stabilization for the Company that we expect will lead to long-term growth over time. When we announced the acquisition two months ago we said we believed both businesses complemented each other perfectly, thus allowing us to create many opportunities in our shared market segments of Healthcare, Government and Large Enterprise. Now, 60 days into the integration process – in which we’ve worked daily with Amcom’s talented team — I can tell you we are even more convinced of our compatibility and the potential for a successful future together.

Shawn will discuss our financial results in more detail in a few minutes, but first I want to review some of the key accomplishments we achieved during the quarter.

1.	Wireless Subscriber trends continued to show significant improvement in the first quarter as the economy gained further momentum. Our annual rate of Subscriber erosion for the first quarter improved to 12.9 percent, the lowest in six years, while our quarterly loss rate was 3.2 percent, also among the best in many years. Going forward, we are greatly encouraged by the improving rates of unit churn, especially within our sizable Healthcare segment.

2.	Wireless Revenue trends also improved during the quarter. The annual rate of Revenue erosion for the quarter improved to 16.3 percent, its best level since the first quarter of 2009, while the quarterly rate of Revenue loss was 3.9 percent, a modest improvement from the year-earlier quarter. I would note that we achieved these results despite relatively flat paging ARPU over the past year.

3.	Our software business got off to a strong start with Revenue of $5.7 million for the 29-day period ended March 31st, excluding purchase accounting adjustments of $0.9 million. In addition, software bookings and backlog for the quarter exceeded our initial estimates, which bodes well for software revenue in the second quarter and beyond.

4.	We continued to make substantial progress in reducing Operating Expenses in the first quarter. Excluding depreciation, amortization and accretion, as well as non-recurring expenses connected with the Amcom acquisition, Operating Expenses for the wireless business declined 20.0 percent over the past year. In addition, we were pleased that our rate of annual expense reduction again outpaced our 16.3 percent rate of annual revenue decline.

5.	The continued success of our cost management efforts, combined with a slow down in wireless revenue erosion and initial revenue contribution from software, resulted in first quarter consolidated Earnings Before Interest, Taxes, Depreciation, Amortization and Accretion (or EBITDA) of $17.9 million, or 31.2 percent of revenue. On a pro forma basis, however, excluding purchase accounting adjustments and acquisition related expenses, EBITDA was $21.7 million, or 33.0 percent of revenue.

6.	Net income benefited significantly in the first quarter as a direct result of our acquisition of Amcom due to a $32.4 million reduction in our deferred income tax asset valuation allowance and a corresponding reduction in income tax expense. This benefit will result in significant future tax savings to the company as a direct result of this acquisition.

7.	Most importantly for stockholders, we continued to meet our goal of generating sufficient free cash flow during the quarter to return capital to stockholders consistent with our capital allocation strategy. We paid our regular quarterly dividend of $0.25 per share on March 31st. In addition, our Board of Directors on May 4th declared a regular quarterly dividend of $0.25 per share to be paid June 24th.

Overall, we were very pleased with our first quarter results and believe we are in an excellent position to post solid operating results throughout 2011. In addition to a successful start for our software business, we met or exceeded our key operating goals, generated significant free cash flow, and were still able to return capital to our stockholders.

At this point I’ll ask Shawn Endsley, our Chief Financial Officer, to review our first quarter financial results and provide additional comments on our recent operating performance... Shawn.

Mr. Endsley: Thanks Vince, and good morning.

Before I review our operating and financial results, I want to let you know that we expect to file our first quarter Form 10-Q later today. Given the various adjustments we made during the quarter related to the Amcom acquisition, I encourage you to review the Form 10-Q for further details about the acquisition as well as other aspects of our business operations and financial performance. In addition we will be filing later today a Form 8-K/A that provides historical financial statements of Amcom and certain required pro forma information. This information will provide greater insight into Amcom’s historical performance.

As Vince mentioned, we are very pleased with the Company’s first quarter results, which were in line with previously announced financial guidance for both our Wireless and Software businesses. Lower subscriber churn, reduced operating expenses and solid ARPU contributed to strong cash flows in our Wireless business, while the Software business also reported positive results for the 29-day period from March 3rd through March 31st during which Amcom was part of USA Mobility.
Wireless
Looking first at our Wireless business, we were especially pleased with the improvement in both subscriber and revenue trends during the quarter. With respect to our customer base, we ended the quarter with 1,828,000 subscribers, a net decrease of 61,000 units, compared to a decline of 83,000 units in the first quarter of 2010. The quarterly rate of subscriber loss improved to 3.2 percent from 3.8 percent in the year-earlier quarter, while our annual rate of net unit loss improved to 12.9 percent from 19.5 percent a year ago, reaching its best level in more than six years.

Gross Placements for Wireless totaled 52,000 in the first quarter, compared to 54,000 in the fourth quarter of 2010, while Disconnects declined to 113,000 from 115,000 in the prior quarter. The disconnect rate fell to 6.0 percent in the first quarter from 7.3 percent in the year-earlier quarter.

Healthcare continued to be our most stable market segment with the highest gross placement rate and lowest net unit loss rate. In the first quarter, the gross placement rate for Healthcare was 3.3 percent and the net unit loss rate was 1.4 percent. Overall, Healthcare contributed nearly 72.2 percent of all gross placements in our direct channel during the quarter. At March 31st, Healthcare represented 59.5 percent of our Wireless subscriber base, compared to 54.5 percent a year ago.

Total ARPU was $8.72 in the first quarter, compared to $8.74 in the fourth quarter and $9.00 in the first quarter of 2010. The decline in ARPU reflects a continuing shift in our customer mix to larger customers who benefit from volume pricing discounts.
Revenue from the Wireless business totaled $52.5 million in the first quarter compared to $62.8 million in the first quarter of 2010. The quarterly rate of revenue erosion improved slightly to 3.9 percent from 4.0 percent in the year-earlier quarter, while the annual rate of revenue erosion fell to 16.3 percent in the quarter from 21.2 percent a year ago, reaching its lowest level in two years.

Paging Revenue declined 3.4 percent in the first quarter to $48.6 million from $50.3 million in the fourth quarter, while Product Sales and Other Revenue declined 15.8 percent and 15.9 percent, respectively, from the prior quarter. Cellular phone sales, however, increased 37.1 percent as first quarter activations rose from fourth quarter levels.

Software
Turning to our Software business, Revenue totaled $4.8 million for the 29-day period ended March 31st. Of that amount, $0.9 million was Maintenance Revenue and $3.9 million was Operations Revenue. Maintenance Revenue includes ongoing support of a software application, while Operations Revenue includes software, professional services and equipment sales. Maintenance revenue for the 29 day period ended March 31st was reduced by $0.9 million due to purchase accounting adjustments. Excluding these purchase accounting adjustments, pro forma Revenue for the 29-day period was $5.7 million. On a pro forma basis for the full quarter and excluding purchase accounting adjustments Software revenue would have been $13.1 million.

One of the changes required by purchase accounting was the write-down of a substantial portion of the deferred revenue balance of Amcom and to represent this balance at fair value. A substantial portion of the deferred revenue balance is deferred maintenance revenue. The adjustment of deferred revenue to fair value has correspondingly, required a reduction in recognized maintenance revenue from March 3rd. The total amount of this purchase accounting adjustment is approximately $6.1 million of which $0.9 million was recognized as a reduction in maintenance revenue in the first quarter. The remaining $5.2 million will reduce maintenance revenue through the remainder of 2011. It is important to note that this accounting adjustment does not have a cash flow impact and the customers and maintenance payments remain. In 2012 we would expect the growth rates from maintenance revenue to return to more historical levels and be consistently higher than 2011.

On a pro forma basis, Bookings for the Software business were $13.7 million in the first quarter. Bookings represent all purchase orders received from customers in the quarter (irrespective of revenue type). .

The Software Backlog – which consists of all purchase orders received from customers not yet recognized as revenue totaled $19.3 million at March 31st.

Also, the Software segment’s pro forma renewal rate for maintenance in the first quarter was 99.5 percent.

Total Company
On a consolidated basis, USA Mobility reported Total Revenue for the first quarter of $57.3 million, including $52.5 million from Wireless and $4.8 million from Software for the 29-day period. On a pro forma basis, reflecting Amcom results for the full quarter and excluding purchase accounting adjustments, total revenue would have been $65.6 million.
Looking at Operating Expenses, we again made excellent progress in the first quarter. Total Operating Expenses (excluding depreciation, amortization and accretion) were $39.5 million, with $35.6 million for Wireless operations (including $2.9 million in acquisition related expenses) and $3.9 million for software operations. Excluding acquisition related expenses, first quarter Operating Expenses for Wireless operations declined 13.5 percent from the fourth quarter and represented 62.2 percent of revenue compared to 69.1 percent for the prior quarter.

Payroll and Related Expenses (including commissions), the Company’s largest expense item, totaled $15.8 million for the first quarter, including $13.5 million for Wireless and $2.4 million for Software. Payroll and related expenses for Wireless decreased 13.8 percent in the first quarter to $13.5 million from $15.6 million in the first quarter of 2010. For our Software business payroll and related expenses represented 61.0 percent of the $3.9 million in operating expenses (excluding depreciation, amortization and accretion).

Headcount at March 31st was 740, with 495 from Wireless and 245 from Software. On the Wireless side, headcount declined 21 percent from the first quarter of 2010. Going forward, we will adjust staffing levels as necessary to meet anticipated requirements for both our Wireless and Software businesses.

Site Rent Expense, the second largest operating expense for Wireless operations beyond payroll and related expenses, declined 9.8 percent to $6.9 million in the first quarter versus the prior quarter, and 24.2 percent from the year-earlier quarter. The decrease reflects continued progress in our network rationalization program, which involves deconstructing sites, renegotiating site leases and moving transmitters to less costly sites.

At March 31st, we operated 5,594 active transmitters, compared to 5,744 at year-end. The number of transmitters at customer-provided sites — that is, those with no associated rent expense — was 2,411 for the quarter, down slightly from 2,416 at year-end. We reduced the number of our “paid” active transmitters to 3,183 at March 31st from 3,328 at December 31, 2010.

Beyond Payroll and Related and Site Rent Expenses, all other recurring expenses for Wireless in the first quarter totaled $12.3 million, compared to $16.8 million in the first quarter of 2010, a reduction of 26.6 percent.

Consolidated EBITDA for the first quarter was $17.9 million, including $17.0 million from Wireless and $0.9 million from Software. Consolidated EBITDA margin was 31.2 percent. On a pro forma basis, reflecting Amcom results for the full quarter and excluding purchase accounting adjustments and one-time acquisition related expenses, pro forma first quarter EBITDA was $21.7 million or 33.0 percent of revenue. EBITDA from Wireless of $17.0 million compared to $16.9 million in the prior quarter and $22.0 million in the year-earlier quarter. A schedule reconciling Operating Income to EBITDA has been included in our earnings release.

Capital Expenses in the first quarter were $1.5 million, with virtually all of it from the Wireless business, compared to $1.7 million in the first quarter of 2010. Capital expenses were primarily for the purchase of paging devices.

Net Income for the first quarter was impacted by three one-time items. First, Software maintenance revenue was reduced by $0.9 million for purchase accounting adjustments to reflect the 29 days of the Software business. Second, operating expenses (excluding depreciation, amortization and accretion) included $2.9 million in one-time acquisition related expenses. And, third, the acquisition resulted in a $32.4 million reduction in the deferred income tax asset valuation allowance and a corresponding reduction in income tax expense.

As a result, Net Income for the first quarter was $40.7 million, or $1.82 per fully diluted share, compared to $8.9 million, or $0.39 per fully diluted share, for the year-earlier quarter. Excluding the purchase accounting adjustment of $0.9 million to maintenance revenue, the $2.9 million in one-time acquisition related expenses and the $32.4 million reduction in the deferred income tax asset valuation allowance, net income for the first quarter would have been $10.9 million or $0.49 per fully diluted share.

With respect to the reduction in the deferred income tax asset valuation allowance the operations of Amcom will be included in the consolidated income tax return of USA Mobility. Because we acquired Amcom for cash, there were no limitations on the use of our existing deferred income tax assets. As a result, we were able to include Amcom’s forecasted taxable income in our first quarter evaluation of the recoverability of our deferred income tax assets. The impact was both a reduction in our effective income tax rate for 2011 and a reduction in our deferred income tax asset valuation allowance of $32.4 million with a corresponding reduction in income tax expense in the first quarter. Accounting rules require that changes to the deferred income tax asset valuation allowance resulting from 2011 changes be recognized throughout the year. Of the $32.4 million recognized in the first quarter $1.3 million related to the current year. We will adjust the deferred income tax asset valuation allowance throughout the remainder of 2011, as necessary.

Turning to the balance sheet, as previously reported we purchased Amcom for $163.3 million. We financed $24.1 million through a credit facility, assumed $27.8 million in Amcom debt, used $117.5 million of our cash and acquired net cash from Amcom of $6.1 million. As a result, we ended the quarter with a cash balance of $23.4 million and debt balance of $51.9 million. The outstanding debt bears interest at 5.25%. Looking ahead we expect to aggressively pay down the debt while continuing to pay quarterly cash dividends to stockholders.

The acquisition of Amcom also resulted in the recognition of $43.5 million of amortizable intangible assets and $131.2 million of goodwill. All other assets and liabilities were recognized at their fair values as of March 3rd.

With respect to our financial expectations for full-year 2011, we are reiterating the guidance we provided at the time of the Amcom acquisition on March 3rd, which included the full year for our Wireless operations as well as full year pro-forma guidance for the Software operations. In addition, as noted in yesterday’s press release, we have provided a schedule that breaks out separate guidance for the Software operations to reflect: (1) results for the partial year (March 3rd to December 31st); and (2) purchase accounting adjustments to maintenance revenue.

Accordingly, we expect total revenues for 2011 to range from $224 million to $240 million, with Wireless between $182 million and $192 million and Software between $42 million and $48 million; operating expenses (excluding depreciation, amortization and accretion) to range from $167 million to $176 million, with Wireless between $132 million and $136 million and Software between $35 million and $40 million; and capital expenses to range from $6 million to $9 million, with Wireless between $5 million and $7 million and Software between $1 million and $2 million. Finally, I would remind you once again that our projections are based on current trends and that those trends are always subject to change.

With that, I’ll turn it back over to Vince.

Mr. Kelly: Thanks, Shawn.

Before we take your questions, I wanted to briefly address three other items that may be of interest to investors:

•	First, I’ll provide a quick update on some of our sales and marketing activities in the first quarter;

•	Second, I’ll briefly review our current capital allocation strategy;

•	And, finally, I’ll comment on our upcoming Annual Meeting of Stockholders and plans to host an informal meeting for financial analysts following our formal Annual Meeting.

With respect to Sales and Marketing activities in our wireless business during the first quarter, we continued to focus on providing wireless messaging solutions to our target market segments of Healthcare, Government and Large Enterprise. These core segments represented approximately 89 percent of our direct subscriber base at March 31st, compared to 87 percent a year ago. They also accounted for approximately 84 percent of our direct paging revenue in the first quarter, compared to 82 percent in the year-earlier quarter.

During the quarter, our sales and marketing teams remained focused on their three primary goals: (1) acquiring new accounts and business leads; (2) expanding our presence within existing accounts; and (3) retaining our largest and most valuable customers. As a result, our direct sales team exceeded expectations for subscribers in service, gross additions, retention and revenue within each of our key market segments. In addition, we exceeded first quarter expectations for cellular phone placements and cellular revenue; as well as advanced solutions sales and revenue.

Healthcare continued to be our best-performing market segment during the quarter, contributing 69 percent of all gross placements and 58 percent of total direct paging revenue, while net churn among Healthcare customers continued to be the lowest among all subscriber segments.

In addition, our wireless business continued to expand its presence in the large hospital market during the first quarter, adding two major hospital accounts. Moreover, we recorded five sales to existing hospital customers, which included significant investments in critical messaging software, in-house paging infrastructure and additional wireless devices. And, perhaps most significantly, one of these existing hospital wins was a major hospital that required critical messaging solutions from both our wireless and software businesses. Moving forward, we expect to make an increasing number of similar sales that incorporate messaging solutions from each of our key lines of business.

As previously noted, both our wireless and software subsidiaries have a virtually identical market segment focus in Healthcare, Government and Large Enterprise. As such, the major sales and marketing focus for each line of business going forward will be to add new accounts, expand our presence in existing accounts and retain our most valuable customers in all three market segments. In particular, our sizable combined market share in the Healthcare industry now gives us significant access to target-rich cross-selling and re-selling opportunities, and we have already taken steps to marshal our sales and marketing resources around this effort.

As part of that process, we have been analyzing the customer bases of both subsidiaries to determine what customers we have in common, which customers are exclusive to each subsidiary, as well as new customer opportunities. In addition, sales leadership from both companies has begun to prioritize these cross-selling opportunities and integrate sales strategies. Although we have just started this process, in coming months and quarters we expect this detailed approach to help mitigate the erosion of our installed paging base as well as solidify and accelerate the subscriber and revenue prospects for our software business.

With respect to our current capital allocation strategy, I would note once again that our Board and management remain committed to our long-stated goal of returning capital to stockholders. That is a goal we established six years ago and one we intend to pursue.
As most of you know, we began paying special cash distributions in 2005 and have paid quarterly cash distributions – as well as special cash distributions from time to time — since 2006. In addition, we initiated a share buy back program in 2008. Over that time we have paid out $372.2 million in distributions and dividends to our shareholders and repurchased 5.6 million shares at an average price of $9.31 per share.

With regard to how we plan to allocate capital going forward, our Board of Directors will continue to review all options. As we noted at the time of the Amcom acquisition on March 3rd, we expect to continue to pay a quarterly recurring dividend subject to customary review by the Board and our projections for future operating cash flow. In addition, in order to accelerate the repayment of debt related to the Amcom acquisition, we have temporarily suspended our share repurchase program. As previously announced, the Board will review the status of the share buy-back program by the end of this year and we will update you on it at that time.

Future decisions regarding capital allocation, including share repurchases, special dividends and any potential increase in our recurring dividend, will be weighed against other opportunities for creating long-term stockholder value, including additional acquisitions or other strategic investments that might provide enhanced revenue and cash flow stability, or allow further use of our sizable deferred income tax assets. We view none of these options as being mutually exclusive.

Finally, in response to many investor inquiries about the Amcom transaction and our business strategy going forward, I wanted to let you know that we will host an informal meeting for financial analysts and other investors immediately following our Annual Meeting of Stockholders on May 18th. The Annual Meeting of Stockholders will begin at 9:00 a.m. Eastern Time at The Westin hotel in Alexandria, Virginia. Given the limited number of items on the formal agenda, we expect the Annual Meeting itself will be fairly brief. After adjourning the Annual Meeting, which will be open only to stockholders, we will open it up to a broader audience and proceed with our meeting for financial analysts and all other investors at approximately 9:30 a.m. All members of our executive team will be in attendance to present and answer questions, including myself, Shawn Endsley, our CFO, Chris Heim, President of Amcom Software, Dan Mayleben, COO of Amcom Software and Jim Boso, EVP of Sales & Marketing for USA Mobility Wireless.

At that time we plan to review the Company’s business strategy and outlook, including further details about our software business. In addition, we will be happy to respond to any questions you might have at that time. The presentation will not be available via teleconference. However, we plan to file a copy of the majority of our slides with the SEC in the form of an 8-K and make that presentation available on our Company website. All investors are welcome to attend. For any of you who plan to be there, I would ask that you please RSVP to my assistant, Stacy Sloan, at 703-269-6950 or stacy.sloan@usamobility.com so we can plan accordingly.

In summary, we are very pleased with our first quarter results. We are also pleased to be off to an excellent start in 2011 and to have laid the groundwork for a successful future. Six years ago we formed USA Mobility through the merger of Arch and Metrocall. Our rationale for the merger was that in a declining paging industry we could create greater long-term shareholder value together than as separate companies. Since then we have faced enormous challenges, including declining subscribers and revenue, but persevered to produce significant free cash flow, increase operating efficiency, expand margins, and distribute $423.9 million in capital to our stockholders, including over $14 per share in dividends and distributions.

Still, over the past few years it has become clear that paging revenue will continue to decline, putting pressure on future margins and potentially limiting our long-term options. As a result, we felt strongly that our substantial franchise in Healthcare, Government and Large Enterprise could generate significant long-term value if we could combine with a business that also had a major presence in those core market segments. Our recent combination with Amcom offers the potential for us to accomplish exactly that. It puts us at the forefront of mission-critical communications at a time when sources of data and ways to communicate are exploding. While the value of paging remains high for critical messaging, the appetites and budgets for converged devices and enhanced in-building broadband and Wi-Fi networks are growing. And Amcom clearly has the products, capacity and know-how to meet those needs with its software solutions.

In short, the combined strengths of USA Mobility Wireless and Amcom Software are unparalleled in the mission-critical communications marketplace. As such, we believe we now have the resources and strategy to take our business to the next level, as well as to create even greater value and a brighter future for all our stakeholders.

At this point I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator?

[No questions were asked]

CONCLUDING COMMENTS:

Mr. Kelly: Thank you for joining us today. We look forward to speaking with you after we release our second quarter results. Thanks again and have a great day!